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NEWS RELEASE
                     [GROUP 1 AUTOMOTIVE, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 22, 2002


                     GROUP 1 AUTOMOTIVE ELECTS BOARD MEMBER


HOUSTON, MAY 22, 2002--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, today announced at the Company's annual meeting that Stephen
D. Quinn was elected to the Board of Directors. Mr. Quinn's term as a director will expire in 2005. With the election of Mr. Quinn, Group 1's Board of Directors consists of seven members.

Mr. Quinn, 46, joined Goldman, Sachs & Co. in 1981, and from 1990 to his retirement in 2001, he was a general partner and managing director. Mr. Quinn also serves on the Board of Directors and the Audit Committee of Zions Bancorporation.

B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer, commented, "We are pleased to add a new member to our Board with the credentials of Stephen Quinn. His experience and business acumen will be important additions to the Board of Directors. We look forward to his contributions and guidance to help Group 1 achieve its goals."


ABOUT GROUP 1 AUTOMOTIVE, INC.

Upon completion of the previously announced acquisitions, Group 1 will own 70 automotive dealerships comprised of 106 franchises, 28 different brands, and 25 collision service centers located in Texas, Oklahoma, Florida, Georgia, New Mexico, Colorado, Louisiana, Massachusetts and California. Through its dealerships and Internet sites, the Company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.


     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT www.group1auto.com


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